Exhibit 99.1

Newmont Accelerates Expiration of Rights Agreement

DENVER, December 21, 2004 – Newmont Mining Corporation (NYSE: NEM) today announced that its Board of Directors had acted to amend the Company’s Rights Agreement to provide for its expiration on December 31, 2004. Prior to the action by the Board, the Rights Agreement would have expired on February 13, 2012. The Board of Directors acted following the approval by the Company’s stockholders at the 2004 annual meeting on a stockholder proposal requesting elimination of the Rights Agreement.

Investor Contacts:
Randy Engel	(303) 837-6033	randy.engel@newmont.com
Wendy Yang	(303) 837-6141	wendy.yang@newmont.com
Jennifer Van Dinter	(303) 837-5165	jennifer.vandinter@newmont.com
Media Contacts:
Doug Hock	(303) 837-5812	doug.hock@newmont.com

Rights Agreement to Expire December 31, 2004	Page 1 of 1